Elanco Animal Health Incorporated
Amended and Restated
2018 Elanco Stock Plan
Performance-Based Award Agreement

This Performance-Based Award is granted on _________ __, 2026 (“Grant Date”) by Elanco Animal Health Incorporated, an Indiana corporation (“Elanco” or the “Company”), to the Eligible Individual who has received this Performance-Based Award Agreement (the “Grantee”).

Number of Shares:     Log into UBS account at
    https://onlineservices.ubs.com/wma/epas/resources

Grantee:
Performance Measures:

Measure	Weighting
Adjusted EBITDAR	75%
Relative TSR	25%

Performance Period:    January 1, 2026 - December 31, 2027

Table of Contents

Section 1. Grant of Performance-Based Award    1
Section 2. Vesting    1
Section 3. Adjustments for Certain Employment Status Changes    1
Section 4. Change in Control    4
Section 5. Settlement    4
Section 6. Rights of the Grantee    4
Section 7. Prohibition Against Transfer    4
Section 8. Responsibility for Taxes    4
Section 9. Section 409A Compliance    6
Section 10. Nature of Grant    6
Section 11. Data Privacy    7
Section 12. Additional Terms and Conditions    9
Section 13. Miscellaneous Provisions    12
Section 14. Governing Law and Venue    13
Section 15. Award Subject to Acknowledgement of Acceptance    13
Appendix

Page i

Section 1.     Grant of Performance-Based Award

Elanco, an Indiana corporation (“Elanco” or the “Company”), has granted to the Eligible Individual who has received this Performance-Based Award Agreement (the “Grantee”) an award of performance-based restricted stock units (the “Performance-Based Award” or the “Award”). The number of shares of Elanco Common Stock (the “Shares”) (as set forth on the first page of this document) underlying the Award will vest based on the attainment of the Company’s performance conditions, in whole or in part, for the Performance Period and the other vesting conditions set forth below under Section 2 and Schedules 1 and 2. The Grantee may view the number of Shares underlying the Award by logging on to the UBS Financial Services Inc. website at https://onlineservices.ubs.com/wma/epas/resources.
The Award is made pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan (the “Plan”) and to the terms and conditions set forth in this Performance-Based Award Agreement, including any appendices, exhibits and addenda hereto (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern unless otherwise stated in the Plan.

Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.
Section 2.     Vesting
a.The Award shall vest at the close of business in Indiana, U.S.A. on the last day of the Performance Period with respect to the Shares that become eligible to vest based on the application of the performance measures identified at the beginning of this Award Agreement and further described in Schedules 1 and 2 to this Award Agreement, provided the Grantee continues in Service through the last day of the Performance Period (or an exception applies under Section 3). Any Shares that do not become eligible to vest based on achievement of performance measures pursuant to Schedules 1 and 2 at the end of the Performance Period shall be automatically and immediately forfeited for no consideration.

b.In the event the Grantee’s Service is terminated prior to the last day of the Performance Period for any reason or in any circumstance other than a Qualifying Termination or Retirement (as described in Section 3 below), the Award shall be forfeited. Further, any portion of the Award that does not vest in connection with a Qualifying Termination or Retirement shall be forfeited upon the Grantee’s termination of Service.

Section 3.     Adjustments for Certain Employment Status Changes
Unless the Committee determines, in its sole discretion, that such adjustments are not advisable after consideration of employment laws in the country where the Grantee resides, the number of

Shares shall be determined based on or adjusted for changes in employment status during the Performance Period as follows:

a.    Leaves of Absence. The number of Shares eligible to vest shall be reduced proportionally for any portion of the total days in the Performance Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.
b.    Demotions, Disciplinary Actions and Misconduct. The Committee may, in its sole discretion, cancel this Performance-Based Award or reduce the number of Shares eligible to vest, prorated according to time or other measure as determined appropriate by the Committee, if during any portion of the Performance Period the Grantee has been (i) subject to disciplinary action by the Company or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company, as determined in the sole discretion of the Company.
c.    Qualifying Termination. In the event the Grantee’s Service is terminated due to a Qualifying Termination or Retirement (each as defined below), a pro-rata portion of the Award will accelerate and immediately vest (unless the Committee specifies another vesting date, in its sole discretion, under Section 3.3(j) of the Plan) based on the ratio of (x) the number of full or partial months worked by the Grantee from the start of the Performance Period to the date of the Grantee’s Service termination due to the Qualifying Termination or Retirement to (y) twenty-four (24) months. The Committee shall determine the number of Shares eligible to vest based on the performance measures described in Section 2 above and Schedules 1 and 2 to this Award Agreement, as calculated by the Company with respect to any relative TSR-related performance measure as of the end of the most-recently completed calendar quarter immediately preceding the date of the Service termination, and deeming the adjusted EBITDAR performance measure to be achieved at target. If the Qualifying Termination occurs during the first calendar quarter of the Performance Period, the number of Shares eligible to vest shall be determined as though the performance measures described in Section 2 above had been achieved at target] unless otherwise determined by the Committee in its discretion.
For purposes of this Award Agreement, a “Qualifying Termination” means any one of the following:

i.the date the Grantee’s Service is terminated due to the Grantee’s death;
ii.the date the Grantee’s Service is terminated by reason of Disability;
iii.the date the Grantee’s Service is terminated due to a closing of a plant site or other corporate location;
iv.the date the Grantee’s Service is terminated due to the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions; or

v.the date the Grantee’s Service is terminated due to the elimination of the Grantee’s job position.

The Committee, in its sole discretion, shall determine whether and when a Qualifying Termination has occurred and/or if a leave of absence or transfer of employment between the Company and an Affiliate or between Affiliates constitutes a termination of Service. Such determination shall be final and binding on the Grantee.

For purposes of this Award Agreement, “Retirement” means the Grantee has either (A) reached age sixty (60) and completed five (5) years of Service with the Company or an Affiliate, including any years of Service with Eli Lilly & Company (“Lilly”) prior to the Company’s spin-off from Lilly (unless otherwise prescribed under Applicable Laws), or (B) completed thirty (30) years of Service with the Company or an Affiliate, including any years of Service with Lilly prior to the Company’s spin-off from Lilly (unless otherwise prescribed under Applicable Laws). The Committee, in its sole discretion, shall determine whether and when a Retirement has occurred.

Section 4.    Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:
a.    The only Change in Control event that shall result in a benefit under Section 13.2 of the Plan or this Section 4 shall be a “Transaction” as defined in Section 2.6(c) of the Plan.
b.    In the event that the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall accelerate and vest, with the portion of the Award subject to Company performance vesting determined based on the target level of attainment.
c.    In the event that the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee incurs a Covered Termination (as defined below) prior to any applicable vesting date, the Award shall accelerate and vest automatically in full with the portion of the Award subject to Company performance vesting determined based on the target level of attainment.
For purposes of this provision, “Covered Termination” shall mean a Qualifying Termination, Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Elanco Animal Health, Inc. 2018 Change in Control Severance Pay Plan for Employees or the Elanco Animal Health, Inc. 2018 Change in Control Severance Pay Plan for Select Employees (both as amended from time to time) or any successor plan or arrangement thereto which is applicable to Grantee.

d.    If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 4, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.
Section 5.     Settlement
a.Except as provided below, the Award shall be paid to the Grantee as soon as practicable, but in no event later than seventy-five (75) days, following the last day of the Performance Period or, if earlier, the vesting date determined under Section 3.

b.If the Award vests pursuant to Section 4(b), the Award shall be paid to the Grantee immediately prior to the Transaction.

c.At the time of settlement provided in this Section 5, the Company shall issue or transfer Sharesto the Grantee. In the event the Grantee is entitled to a fractional Share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

d.In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee by will or the applicable laws of descent and distribution.
Section 6.     Rights of the Grantee

a.    No Shareholder Rights. The Performance-Based Award does not entitle the Grantee to any rights of a shareholder of the Company until such time as the Performance-Based Award is settled and Shares are issued or transferred to the Grantee.
b.    No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action pursuant to or in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.
Section 7.     Prohibition Against Transfer

The right of a Grantee to receive payments of Shares and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which Grantee may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.

Section 8.     Responsibility for Taxes

a.Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Performance-Based Award, the expiration of the Performance Period, the issuance of Shares, the transfer and issuance of Shares, the receipt of any cash pursuant to the Award, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
c.In the case of any cash payment made to the Grantee pursuant to this Award, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.
d.The Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, and/or (ii) withhold in Shares otherwise issuable to the Grantee pursuant to this Award with a Fair Market Value not to exceed the amount necessary to satisfy withholding obligation of the Grantee based on the maximum statutory withholding rates in Grantee’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

e.Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which Grantee is entitled pursuant to the Performance-Based Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax-Related Items.

f.The Company may require Grantee to pay the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described in this Section 8.
Section 9. Section 409A Compliance
To the extent applicable, it is intended that this Performance-Based Award and any payments provided pursuant to this Award be exempt from or comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and administered by the Committee in a manner consistent with this intent. Each amount to be paid or benefit to be provided under this Award Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Notwithstanding anything contained in this Award Agreement to the contrary, to the extent required to avoid accelerated income recognition and/or tax penalties under Section 409A, (i) if any amount is payable under this Agreement upon a termination of Service, a termination of Service will be deemed to have occurred only at such time that the Grantee experiences a “separation from service” from the Company within the meaning of Section 409A, and (ii) amounts that would otherwise be payable pursuant to this Award Agreement during the six (6) month period immediately following Grantee's “separation from service” shall instead be paid on the first business day after the date that is six (6) months following Grantee's separation from service (or, if earlier, Grantee's date of death).
Section 10. Nature of Grant
In accepting this Performance-Based Award, the Grantee acknowledges, understands and agrees that:

a.    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
b.    the Performance-Based Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu thereof, even if Awards have been granted in the past;

c.    all decisions with respect to future grants of Awards or other grants, if any, will be at the sole discretion of the Company;
d.    the Grantee’s participation in the Plan is voluntary;
e.    the Performance-Based Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;
f.    the Award and any Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;
g.    unless otherwise agreed with the Company, the Award and any Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
h.    neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company or any Affiliate of the Company, the Award shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;
i.    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
j.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any);
k.    for purposes of the Award, the Grantee’s employment will be considered terminated as of the date Grantee is no longer actively providing services to the Company, an Employer or an Affiliate, and the Grantee’s right, if any, to vest in and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the

Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);
l.    unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
m.    none of the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.
Section 11. Data Privacy

a.    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under Applicable Laws, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure is the Applicable Laws.
b.    Stock Plan Administration Service Providers. The Company transfers Data to UBS Financial Services Inc. and/or its affiliated companies (“UBS”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. The Company requires UBS to enter into a written agreement obligating UBS to maintain a level of data protection and security standards that are comparable to those implemented by the Company. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
c.    International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company will nevertheless take steps to ensure an adequate level of protection and compliance with Applicable Laws irrespective of where the information is accessible or stored. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
d.    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
e.    Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on Applicable Law and that, depending on where the Grantee is based and subject to the conditions set out in such Applicable Law, the Grantee may have rights that include, but are not limited to, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. These rights may be subject to exceptions, limitations, or additional conditions under Applicable Law. In case of concerns, the Grantee understands that Grantee may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that Grantee should contact privacy@elancoah.com or Grantee’s local human resources representative.
f.    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.
g.    Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that Grantee agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Section 12. Additional Terms and Conditions

a.Country-Specific Conditions. The Award shall be subject to the Applicable Laws and any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
b.Insider Trading / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares or rights to acquire Shares (e.g., the Performance-Based Award) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should consult with Grantee’s personal legal advisor on this matter.
c.Imposition of Other Requirements; Clawback/Recovery. The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, this Award Agreement and any compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any clawback or compensation recovery policy adopted by the Board or the Committee at any time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, any applicable listing rules or other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange. This Agreement will be automatically and unilaterally amended to comply with any such compensation recovery policy.
d.Non-Competition. This Section 12(d) shall apply only if the Grantee is an executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) and experiences a Qualifying Termination or Retirement that affects this Award.
i.The Grantee understands the global nature of the Company’s businesses and the effort the Company undertakes to develop and protect its business, goodwill, confidential information and competitive advantage. Accordingly, the Grantee recognizes and agrees that the scope and duration of the restrictions described in this provision are reasonable and necessary to protect the legitimate business interests of the Company, including due to Grantee’s executive-level status with the Company and access to the Company’s confidential information. All payments and benefits to the Grantee under this Agreement are conditioned expressly on the Grantee’s compliance with the provisions of this Section 12(d).1 During the Grantee’s employment with the Company and for a period of one (1) year following the Grantee’s termination of employment for any Qualified Termination or Retirement, the Grantee shall not:

A.in a manner that relates to the Grantee’s employment with the Company, directly or beneficially engage in, manage, join, participate in the management, operation or control of, or work for (as an employee, a consultant or an independent contractor), or permit the use of the Grantee’s name by, or provide financial or other assistance to, any person or entity operating in the animal health industry that provides products or services that are the same or substantially similar to those provided by the Company or any Affiliate (a “Competitor”), provided that the foregoing shall not limit the Grantee from providing services or assistance to a subsidiary or affiliate of a Competitor in a situation in which the Grantee provides no services or assistance whatsoever to the subsidiary or affiliate that is a Competitor without the express written approval of the Chairman of the Board; or

B.provide any service or assistance to a Competitor (1) that is of the general type of service or assistance provided by the Grantee to the Company or any Affiliate, (2) that relates to any animal health work with which the Grantee was involved during the Grantee’s employment, or (3) in which there is a reasonable possibility that the Grantee may, intentionally or inadvertently, use or rely upon the Company’s or an Affiliate’s secret or confidential information.

Nothing in this Section 12(d) prohibits the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and the Grantee is not a controlling person of, or a member of a group that controls, such corporation.
This provision does not in any way restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a
1 If Grantee is employed by the Company in Illinois, Grantee acknowledges and agrees that the Company’s issuance of the Award to Grantee is adequate consideration for the non-competition provisions of this Section 11(d) as required under 820 ILCS 90/15.

valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Grantee shall promptly provide written notice of any such order to the Company’s CEO.
ii.If the Grantee breaches or threatens to breach the obligations described in this Section 12(d), the Company or its successors in interest shall have, in addition to all other remedies at law, each as applicable in relevant jurisdictions, the right to an injunction (without posting of bond to the extent legally permitted), specific performance, and other equitable relief to prevent violations of the Grantee’s obligations under this Section 12(d) (including but not limited to the ability to cease and/or recoup payments and benefits provided under this Agreement). In the event that the Grantee is found to have breached any provision set forth in this Section 12(d), the applicable time period shall be deemed tolled for so long as the Grantee was in violation of that provision.

iii.If a court of competent jurisdiction declares that any term or provision of this Section 12(d) is invalid or unenforceable, the Company and the Grantee intend that (A) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (B) the Company and the Grantee shall request that the court exercise that power, and (C) the Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.2
Section 13. Miscellaneous Provisions

a.Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of the Company at the Elanco Animal Health Global Headquarters,
2 If Grantee is employed by the Company in Illinois, Grantee acknowledges and agrees that Grantee is hereby being advised by the Company to consult with an attorney prior to signing this Agreement. Grantee’s decision whether to accept this Agreement is Grantee’s voluntary decision and made with full knowledge that the Company has advised Grantee to consult with an attorney. Grantee understands that Grantee has 14 days from the date Grantee receives this Agreement to consider whether to accept this Agreement. If Grantee accepts this Agreement before the end of the 14-day period, it will be Grantee’s voluntary decision to do so because Grantee has decided that Grantee does not need any additional time to decide whether to accept this Agreement. Grantee also agrees that any changes made to this Agreement before Grantee accepts it, whether material or immaterial, will not restart the 14-day period.

Indiana, U.S.A. Any notice or communication by the Company in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to the Company by the Grantee and, in the case of any successor Grantee, at the address specified in writing to the Company by the successor Grantee. In addition, the Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

b.Language. Grantee acknowledges that Grantee is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

c.Waiver. The waiver by the Company of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this Award Agreement at any subsequent time or for any other purpose.

d.Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan. The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

e.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
Section 14. Governing Law and Venue
The validity and construction of this Performance-Based Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Performance-Based Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.
Section 15. Award Subject to Acknowledgement of Acceptance

Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee on or prior to 4:00 PM (EDT) on the 60th day after the Grant Date, through the website of UBS, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM (EDT) on or prior to the 60th day after the Grant Date, the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances, provided, however, if the Grantee’s Service is terminated due to a Qualifying Termination prior to the 60th day after the Grant Date, the Award will not be cancelled and will be deemed accepted on behalf of the Grantee or the Grantee’s legal successor.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.

ELANCO ANIMAL HEALTH INCORPORATED

/s/ Jeffrey N. Simmons
Jeffrey N. Simmons
President, Chief Executive Officer and Director

SCHEDULE 1

Adjusted EBITDAR

Performance Measures:

Adjusted EBITDAR Target = Prior Year Adjusted EBITDAR + 10% x Incremental Investment (∆ GOA)

Performance Interval = 8% of Prior Year Revenue

As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine the number of Shares eligible to vest based on the Company’s Adjusted EBITDAR performance for the applicable Measurement Period, the corresponding payout multiple and the number of Shares set forth on the first page of this Award Agreement subject to the Adjusted EBITDAR performance measure (the “Adjusted EBITDAR Shares”).

For accounting purposes with respect to the vesting determination under this Schedule 1, the Shares underlying this Award shall be divided in relation to the Measurement Periods as follows:

Measurement Period	Portion of Adjusted EBITDAR Shares
Fiscal Year 2026	50% of Shares
Fiscal Year 2027	50% of Shares

The Adjusted EBITDAR Target for the Performance Period shall be ascertained from data in the Company’s audited consolidated financial statements for each fiscal year or other specified measurement period of the Performance Period in accordance with accounting principles currently applicable in the United States (“U.S. GAAP”), adjusted to the extent deemed appropriate by the Committee as set forth below.
For each Measurement Period, the Adjusted EBITDAR Target will be set based on prior year Adjusted EBITDAR, adjusted for instances in which the prior year Adjusted EBITDAR falls outside the minimum or maximum prior year’s Performance Interval, plus an expected rate of return multiplied by the incremental change in Gross Operating Assets from the end of the prior year to the end of the performance year, and excluding such items as may be specified by the Committee as adjustments as set forth below. In the event that the Company attains a result above the maximum of 2.0 or below the minimum of 0.0, the subsequent Measurement Period’s Adjusted EBITDAR will be automatically set at the 2.0 threshold in the event of overperformance or the 0.0 threshold in the event of underperformance.
The payout multiple corresponding to the Adjusted EBITDAR Target set forth above for each Measurement Period shall then be applied to the number of Adjusted EBITDAR Shares subject to this Award and the portion allocated to such Measurement Period.

Definitions:
A.“Adjusted EBITDAR” means earnings before interest, tax, depreciation and amortization (EBITDA) adjusted for non-GAAP items, plus Adjusted R&D Expense.

B.“Adjusted R&D Expense” means the research and development expenses, excluding depreciation, presented in the statement of operations in the Company’s audited financial statements, adjusted for non-GAAP items.

C.“Gross Operating Assets” means an average, over the prior four (4) quarters within the applicable measurement period, of the sum of net working capital, plus certain long-term assets and liabilities, plus the prior eight (8) years (including the performance year) of Adjusted R&D Expense.

D.“Performance Interval” means a percentage of the Company’s prior year revenue that, added to or subtracted from the Target EBITDAR, results in a multiple in the range of 2.0 to 0.0. This interval, along with the Target Adjusted EBITDAR, which is at 1.0 in the range, shall determine the payout multiple curve.

Adjustments:

In the event of any unplanned events that may impact the business results positively or negatively, the Committee, in its sole discretion, may adjust the performance measures for the Measurement Period for purposes of determining the payout multiple. The adjustments may include:

i.    the impact from the operations of any business divestiture, such as a major product or geography;
ii.    the impact of any acquisitions, significant collaborations, restructuring or external litigation;
iii.    foreign currency fluctuation impact greater than a 2% change to applicable plan rates;
iv.    the effects of accounting changes, special charges or gains, retirement benefit accrual changes, goodwill impairments;
v.    the impact of any non-GAAP adjustment provided each adjustment is approved by the Committee; and/or
iv. any unforeseen adjustment provided such adjustment is approved by the Committee.

SCHEDULE 2

Relative TSR

As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine the number of Shares eligible to vest based on the Company’s Relative TSR performance, the corresponding payout multiple and the number of Shares set forth on the first page of this Award Agreement subject to the Relative TSR performance measure (the “rTSR Shares”).

The number of rTSR Shares eligible to vest is calculated by multiplying the number of rTSR Shares by the Relative TSR Payout Percentage:

Performance Level	Company Relative TSR	Payout Percentage (as # of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%

No rTSR Shares will be eligible to vest unless the Company’s Relative TSR is at or above the Threshold performance level. No more than 200% of the number of rTSR Shares may be eligible to vest. If the Company’s Relative TSR performance is between Payout Percentage levels, the number of Shares eligible to vest will be based on straight-line interpolation between Payout Percentages as determined by the Committee in its sole discretion. Notwithstanding the above Payout Percentages, in the event that the Company TSR achieved over the Performance Period is negative, then regardless of the Company’s Relative TSR, the Payout Percentage will be no more than 100% of Target.

Definitions:

(a)“Index” means the Russell 1000 Healthcare Index. If the Russell 1000 Healthcare Index is discontinued, a comparable index will be selected by the Administrator in good faith and used for purposes of determining the number of Achieved Units, with any appropriate adjustments made by the Administrator in its sole discretion.

(b)“Index Companies” means the companies that are part of the Index as of the beginning of the Performance Period and whose stock continues to be publicly traded on a national securities exchange at the end of the Performance Period. Individually, the Index Companies are referred to herein as an “Index Company.”

i.In the event an Index Company ceases trading on a national securities exchange during the Performance Period as a result of an involuntary dissolution or commencement of bankruptcy proceedings, said Index Company will be deemed to have achieved a TSR performance of -100% and will be ranked last amongst the Index Companies for percentile ranking determination.
ii. In the event an Index Company ceases trading on a national securities exchange during the Performance Period for any other reason than described above, said Index Company will be removed from the Index Companies for percentile ranking determination.

(c)“Relative TSR” means the percentile ranking of the Company’s TSR during the Performance Period relative to the TSR of each Index Company during the Performance Period. Relative TSR will be determined by ranking the Company and the Index Companies from highest to lowest according to their respective TSRs for the Performance Period. The Company’s ranking is then divided by the total number of Index Companies and rounded to the nearest one-tenth of one percent to determine Relative TSR.

For example, if there are 1,000 Index Companies, and the Company’s TSR is ranked at 750, then Relative TSR is 75%.

If the Company’s TSR is greater than the highest TSR of an Index Company, its TSR will be positioned at the 100th percentile. Similarly, if the Company’s TSR is less than the lowest TSR of an Index Company, its TSR will be positioned at the 0th percentile.

(d)“TSR” means the cumulative total return on the common stock of the Company or an Index Company over the Performance Period reflecting share price appreciation and dividend reinvestment. Total Shareholder Return shall be calculated consistent with the following principles:

(i)A company’s stock price at the beginning of the Performance Period will be the average closing sale price of the company’s stock for the twenty (20) trading days immediately preceding the first day of the Performance Period.

(ii)    A company’s stock price at the end of the Performance Period will be the average closing sale price of the company’s stock for the last twenty (20) trading days of the Performance Period.

(iii)    Dividends paid during the Performance Period (including during the averaging period prior to the start of the Performance Period) are assumed reinvested immediately in the additional shares of the company’s stock as of the ex-dividend date.

The Administrator shall calculate TSR in its sole discretion and its determination shall be final and binding.